FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2025 RESULTS

COLUMBUS, Ohio, USA – May 7, 2026 – Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2026. Provided below are the highlights:

•Reported sales increased 7% compared with the prior year. In local currency, sales increased 3% compared with the prior year reflecting an increase of 1% excluding acquisitions.

•Net earnings per diluted share as reported (EPS) were $8.33, compared with $7.81 in the prior-year period. Adjusted EPS was $8.91, an increase of 9% over the prior-year amount of $8.19. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

First Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, “We are pleased with our first quarter results as we delivered good performance in an increasingly uncertain market environment. Solid execution of our margin initiatives supported very good Adjusted EPS growth.”

GAAP Results
EPS in the quarter was $8.33, compared with the prior-year amount of $7.81.

Compared with the prior year, total reported sales increased 7% to $947.1 million. By region, reported sales increased 3% in the Americas, 12% in Europe, and 8% in Asia/Rest of World. Earnings before taxes amounted to $209.7 million, compared with $201.9 million in the prior year.

Non-GAAP Results
Adjusted EPS was $8.91, an increase of 9% over the prior-year amount of $8.19.

Compared with the prior year, total sales in local currency increased 3%. By region, local currency sales increased 2% in the Americas, 1% in Europe, and 5% in Asia/Rest of World. Excluding acquisitions, first quarter local currency sales increased 1%, including flat sales in the Americas and 3% growth in Asia/Rest of World. Adjusted Operating Profit amounted to $246.2 million, compared with the prior-year amount of $236.7 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

Management cautions that market conditions are uncertain and could change quickly. Based on today's assessment, management anticipates local currency sales for the second quarter of 2026 will increase approximately 3%. Adjusted EPS is forecast to be $10.70 to $10.85, a growth rate of 6% to 8%.

For the full year 2026, management anticipates local currency sales will increase approximately 4%. Adjusted EPS is forecast to be in the range of $46.30 to $46.95, representing growth of approximately 8% to 10%. This compares with previous local currency sales growth guidance of approximately 4% and Adjusted EPS guidance of $46.05 to $46.70.

The Company does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort the timing and amount of future restructuring and other non-recurring items.

Conclusion

Kaltenbach concluded, “Our investments in innovation continue to provide tangible benefits and also position us strongly to capitalize on our customers’ investments in automation, digitalization, and onshoring in the future. While we recognize increased uncertainty in the macroeconomic environment, we remain confident in our agility and the strong execution of our growth and margin expansion programs to achieve solid Adjusted EPS growth this year.”

Other Matters

The Company will host a conference call to discuss its quarterly results tomorrow morning (Friday, May 8) at 8:30 a.m. Eastern Time. To listen to a live webcast or replay of the call, visit the investor relations page on the Company’s website at investor.mt.com. The presentation referenced on the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties. You can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue.”

We make forward-looking statements in this Quarterly Report about future events or our future financial performance, including sales and earnings growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, planned research and development efforts and product introductions, adequacy of facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, customer demand, our competitive position, pricing, capital expenditures, cash flow, share repurchases, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions, the impact of inflation, ongoing developments related to global trade disputes/tariffs, governmental policies, the geopolitical environment, the conflict in Ukraine and continuing instability in the Middle East on our business.

Our forward-looking statements may not be accurate or complete, speak only as of the date of this Quarterly Report, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including ongoing developments related to global trade disputes/tariffs, governmental policies, the geopolitical environment, inflation, the conflict in Ukraine and continuing instability in the Middle East. See in particular “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	March 31, 2026		% of sales	March 31, 2025	% of sales
Net sales	$947,127	(a)	100.0	$883,744	100.0
Cost of sales	391,311		41.3	357,865	40.5
Gross profit	555,816		58.7	525,879	59.5

Research and development	51,275		5.4	46,346	5.2
Selling, general and administrative	258,326		27.3	242,799	27.5
Amortization	19,612		2.1	17,193	2.0
Interest expense	17,007		1.8	16,653	1.9
Restructuring charges	7,270		0.8	3,767	0.4
Other charges (income), net	(7,329)		(0.8)	(2,821)	(0.3)
Earnings before taxes	209,655		22.1	201,942	22.8

Provision for taxes	40,201		4.2	38,355	4.3
Net earnings	$169,454		17.9	$163,587	18.5

Basic earnings per common share:
Net earnings	$8.35			$7.84
Weighted average number of common shares	20,286,133			20,868,873

Diluted earnings per common share:
Net earnings	$8.33			$7.81
Weighted average number of common and common equivalent shares	20,338,274			20,945,188

Note:
(a)	Local currency sales increased 3% as compared to the same period in 2025.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	March 31, 2026		% of sales	March 31, 2025	% of sales
Earnings before taxes	$209,655			$201,942
Amortization	19,612			17,193
Interest expense	17,007			16,653
Restructuring charges	7,270			3,767
Other charges (income), net	(7,329)			(2,821)
Adjusted operating profit	$246,215	(b)	26.0	$236,734	26.8

Note:
(b)	Adjusted operating profit increased 4% as compared to the same period in 2025.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2026	December 31, 2025

Cash and cash equivalents	$60,574	$66,888
Accounts receivable, net	708,206	778,243
Inventories	404,826	387,228
Other current assets and prepaid expenses	158,305	130,308
Total current assets	1,331,911	1,362,667

Property, plant and equipment, net	830,329	845,636
Goodwill and other intangible assets, net	1,010,637	1,018,135
Other non-current assets	496,038	486,208
Total assets	$3,668,915	$3,712,646

Short-term borrowings and maturities of long-term debt	$67,042	$63,931
Trade accounts payable	228,719	266,628
Accrued and other current liabilities	812,600	867,557
Total current liabilities	1,108,361	1,198,116

Long-term debt	2,161,596	2,088,241
Other non-current liabilities	440,841	449,925
Total liabilities	3,710,798	3,736,282

Shareholders’ equity	(41,883)	(23,636)
Total liabilities and shareholders’ equity	$3,668,915	$3,712,646

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended
	March 31,
	2026	2025

Net earnings	$169,454	$163,587
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	13,160	12,464
Amortization	19,612	17,193
Deferred tax provision (benefit)	(1,994)	(879)
Share-based compensation	5,469	5,139
Proceeds from government grant (a)	6,240	—
Decrease in cash resulting from changes in
operating assets and liabilities	(72,147)	(3,055)
Net cash provided by operating activities	139,794	194,449
Cash flows from investing activities:
Purchase of property, plant and equipment	(17,414)	(17,255)
Acquisitions	(2,242)	—
Other investing activities	(11,692)	10,348
Net cash used in investing activities	(31,348)	(6,907)
Cash flows from financing activities:
Proceeds from borrowings	513,590	512,496
Repayments of borrowings	(420,104)	(479,326)
Proceeds from exercise of stock options	620	2,198
Repurchases of common stock	(206,250)	(218,749)
Acquisition contingent consideration paid	(2,190)	—
Other financing activities	—	(764)
Net cash used in financing activities	(114,334)	(183,381)

Effect of exchange rate changes on cash and cash equivalents	(426)	1,532

Net (decrease) increase in cash and cash equivalents	(6,314)	4,929

Beginning of period	66,888	59,362
End of period	$60,574	$64,291

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

	Three months ended
	March 31,
	2026	2025
Net cash provided by operating activities	$139,794	$194,449
Payments in respect of restructuring activities	3,436	2,566
Payments for acquisition transaction costs	137	—
Proceeds from government grant (a)	(6,240)	—
Purchase of property, plant and equipment	(17,414)	(17,255)
Adjusted free cash flow	$119,713	$179,760

(a)	In December 2025, the Company entered into an agreement with the government of Xuhui, China to increase production automation and capacity and improve logistics. The Company will receive proceeds of approximately $31 million, of which approximately $18 million is expected to offset future purchases of property, plant and equipment and approximately $13 million is expected to offset future operating expenses. For the three months ended March 31, 2026, funding proceeds of $6.2 million that will offset future operating expenses is excluded from Adjusted free cash flow.

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Americas	Europe		Asia/RoW		Total
U.S. Dollar Sales Growth
Three Months Ended March 31, 2026	3%	12%		8%		7%

Local Currency Sales Growth
Three Months Ended March 31, 2026	2%	1%		5%		3%

Note:
(a)	Net sales in local currency excluding acquisitions grew 1%, including flat sales in the Americas and 3% sales growth in Asia/Rest of World, for the three months ended March 31, 2026.
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

		Three months ended
		March 31,
		2026		2025		% Growth
EPS as reported, diluted		$8.33		$7.81		7%

Purchased intangible amortization, net of tax		0.27	(a)	0.23	(a)
Restructuring charges, net of tax		0.29	(b)	0.15	(b)
Income tax expense		0.02		—	(c)

Adjusted EPS, diluted		$8.91		$8.19		9%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $7.1 million ($5.4 million after tax) and $6.3 million ($4.9 million after tax) for the three months ended March 31, 2026 and 2025, respectively.
(b)	Represents the EPS impact of restructuring charges of $7.3 million ($5.9 million after tax) and $3.8 million ($3.1 million after tax) for the three months ended March 31, 2026 and 2025, respectively, which primarily include employee related costs.
(c)	Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three months ended March 31, 2026 due to the timing of excess tax benefits associated with stock option exercises.